Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 18, 2009, except for Notes 2, 3 and 26 as to which the date is June 1, 2009; and March 13, 2007, except for Note 9 as to which the date is February 26, 2008 and except for Notes 2, 3 and 26 as to which the date is June 1, 2009, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Owens Corning’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

June 1, 2009